Exhibit 99.1
HUTTIG BUILDING PRODUCTS, INC. EXTENDS $120 MILLION CREDIT FACILITY
ST. LOUIS, MO, September 10, 2010 — Huttig Building Products, Inc.(OTC BB:HBPI), a leading domestic distributor of millwork, building materials and wood products, today announced it has entered into an agreement to amend and extend its $120 million senior secured credit facility. The amendment, among other things, extends the facility from October 20, 2011 to September 3, 2014. The amended facility can be increased to $160 million, through an uncommitted $40 million accordion feature, subject to certain conditions. General Electric Capital Corporation (GECC) and Wells Fargo Capital Finance, LLC (Wells Fargo) acted as Co-Syndication Agents.
Philip W. Keipp, Huttig’s Vice President and Chief Financial Officer, said, “We believe improved conditions in the lending market, coupled with the level of interest received from our lenders, made this an opportune time to complete our refinancing. We also feel we have alleviated any unforeseen lending risks which may otherwise arise in the markets. We are pleased to continue our relationship with GECC and to partner with Wells Fargo.”
Pricing for the amended facility is based on LIBOR plus 225 to 300 basis points, depending on levels of average availability. Under the prior facility, executed in October 2006, pricing was at LIBOR plus 100 to 175 basis points. At closing, the initial pricing is LIBOR plus 250 basis points, compared to LIBOR plus 125 basis points under the prior facility.
“The amended credit facility will provide the Company with additional borrowing capacity and bring increased financial flexibility. We believe the agreement is an endorsement of the Company’s ability to compete in an otherwise challenging market place. Executing the facility allows us to remain focused on meeting market challenges and growing our business,” said Mr. Keipp.
Further details concerning the amendment are contained in the Company’s Current Report on Form 8-K which has been filed with the Securities and Exchange Commission.
About Huttig Building Products, Inc.
Huttig Building Products, Inc., headquartered in St. Louis, Mo., is in its 125th year of business, and is a leading domestic distributor of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our outlook on the housing industry. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by Huttig Building Products, Inc. to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Huttig Building Products, Inc.’s control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties are described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. Huttig Building Products, Inc. undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
Contact:
Don Hake | dhake@huttig.com | 314-216-2875